Registration Statement No. 333-155535 Filed Pursuant to Rule 433

                                                                      J.P.Morgan
JPMorgan Alerian MLP Index ETNs
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OVERVIEW

JPMorgan Alerian MLP Index Exchange Traded Notes ("ETNs") provide investors a convenient way to gain exposure to midstream energy MLPs. The ETNs pay a variable quarterly coupon linked to the cash distributions paid on the MLPs in the index, less accrued tracking fees(1). The ETN coupons are reported on Form
1099s and therefore eliminate the administrative burden associated with K-1 forms. Investors can trade the ETNs on the NYSE, Arca exchange or receive a cash payment at the scheduled maturity or upon early repurchase(2), based on the performance of the index. The ETNs are senior, unsecured obligations of
JPMorgan Chase & Co.

Current Yield
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Sources: Bloomberg, JPMorgan. Calculated as of April 27, 2009. "REITs", "MLPs",
"Utilities", and "Bonds" refer to FTSE NAREIT Equit y REITs, Alerian MLP, S&P
500 Utilities and Barcap US Aggregate Bond indices, respectively. For equity indices, current yield equals the annualized total dividends paid over the past
3 months divided by current index level. For Bonds, yield is as published under
Bloomberg ticker LBUSYW. Yields shown are not indicative of ETN coupons, if any.

ETN Details
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Ticker                                               AMJ
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Intraday Indicative Value Ticker               AMJ.IV(3)
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Index                            Alerian MLP Index (AMZ)
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CUSIP                                          46625H365
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Tracking Fee                             0.85% per annum
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Maturity Date                               May 24, 2024
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Coupons                           Quarterly, Variable(4)
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Primary Exchange                              NYSE, Arca
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Index Total Returns (%), Standard Deviations (%), and Correlation

                                                                            Standard
                         3 Month   1 Year   5 Year Return  10 Year Return   Deviation
                         Return    Return    Annualized      Annualized     Annualized   Correlation
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Alerian MLP Index         5.28%     -21.96%     6.94%          13.27%         20.86%         1.00
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S&P 500(R) Index          2.16%     -37.01%    -3.57%          -2.85%         18.66%         0.61
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S&P 500(R) Utilities
Index                   -12.78%     -33.93      5.23%           1.83%         17.94%         0.61
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FTSE NAREIT Equity
REITs IndexSM            -2.20%     -52.56%    -2.12%           5.30%         31.94%         0.44
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Barcap US Aggregate
Bond IndexS               0.81%       4.83%     4.71%           5.68%          3.84%         0.12
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Dow Jones AIG
Commodity IndexSM        -1.49%     -48.52%    -3.18%           6.04%         21.32%         0.39
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Sources: Bloomberg, JPMorgan. Calculated as of April 27, 2009. The standard deviation and correlation are based on monthly returns over the past 5 years.
The returns, standard deviations and correlations are provided for informational purposes only. Correlation refers to correlation of the relevant index to the
Alerian MLP Index. The returns are total returns which reflect the performance of each index including dividends. Historical performance of the Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETNs will outperform any investment strategy.
1. The "Accrued Tracking Fee" for a given coupon period, as more fully described in the relevant pricing supplement, represents an amount equal to the Tracking
Fee of 0.85% per annum accrued for that coupon period multiplied by the Current
Indicative Value on the Index Business Day prior to the date of determination, plus the aggregate amounts, if any, by which the previous Accrued Tracking Fees have exceeded the cash distributions, if any, made by the underlying MLPs.
2. Investors may request on a weekly basis that the Issuer repurchase a minimum of 50,000 notes prior to the maturity date, subject to the procedures described in the relevant pricing supplement. Early repurchases will be subject to a
Repurchase Fee of 0.125%, as further described in the relevant pricing supplement.
3. The intraday indicative value of the ETNs (the "IIV") is meant to approximate the intrinsic economic value of an ETN. The IIV calculation will be provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or upon early repurchase. Please see the relevant pricing supplement for details.
4. The coupon is calculated based on the cash distributions, if any, paid on the underlying MLPs, less the Accrued Tracking Fee. The coupons are variable and may be zero. Please see the relevant pricing supplement for details.
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The Alerian MLP Index
The Alerian MLP Index ("Index") is a market-cap weighted, float-adjusted index created to provide a comprehensive benchmark for investors to track the performance of the energy MLP sector. The Index components are selected by
Alerian Capital Management, LLC ("Alerian").

Alerian is a registered investment advisor that exclusively manages portfolios focused on midstream energy MLPs.

Top 10 Index Components

Name                                 Ticker    Weight
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Kinder Morgan Energy Partners LP       KMP      12.75%
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Enterprise Products Partners LP        EPD      10.79%
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Plains All American Pipeline LP        PAA       6.67%
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Energy Transfer Partners LP            ETP       6.17%
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Kinder Morgan Management LLC           KMR       4.54%
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Energy Transfer Equity LP              ETE       4.41%
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ONEOK Partners LP                      OKS       3.48%
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TEPPCO Partners LP                     TPP       3.45%
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Magellan Midstream Partners LP         MMP       3.41%
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Enbridge Energy Partners LP            EEP       3.37%
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Source: Alerian.  As of April 17, 2009

Hypothetical, Historical Total Return Index Performance
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Sources: Bloomberg, JPMorgan. As of April 27, 2009. Each of these indices was calculated based on a level for such index set equal to 100% on December 29,
1995. Hypothetical, historical performance of the Index is not indicative of future performance of the Index or the ETNs. Fluctuations in the Index may be
more or less than that for the value of the ETNs. All returns displayed above reflect the index performance including dividends, and are calculated without deducting any applicable transaction fees. There is no guarantee that the Index or the ETNs will outperform any alternative investment strategy. Your payment at maturity or upon early repurchase of the ETNs, as more fully described in the relevant pricing supplement is based on the VWAP Level of the Alerian MLP Index which excludes dividends. The VWAP Level of the Index will most likely differ from its closing level.

Contact Details

Telephone: 800-576-3529
Website: www.jpmorgan.com/etn

MLP Overview:
What are MLPs? Master Limited Partnerships ("MLPs") are limited partnerships that are publicly traded on a U.S. securities exchange. The majority of MLPs currently operate in the energy infrastructure industry, owning assets such as pipelines that transport crude oil, natural gas and other refined petroleum products. MLPs typically generate fee-based revenues, which tend not to be directly tied to changes in commodity prices.

Why invest in MLPs? MLPs provide relatively low correlation to a wide range of asset classes including equities and commodities and have produced attractive historical yields compared to other income-oriented investments.

Benefits of Investing in the ETNs
Exposure to a portfolio of energy MLPs through a single investment.

Quarterly variable coupons based on cash distributions, if any, paid on the MLPs in the Index, less fees.

No K-1 forms will be received by investors as a result of their investment in the ETNs. The coupons are reported as ordinary income on Form 1099.

What are the main risks in the ETNs?
The ETNs may result in a loss.

The ETNs are exposed to the credit risk of JPMorgan Chase & Co.

The ETNs may not have an active trading market and may not continue to be listed over their term.

The payment at maturity or upon early repurchase of the ETNs will be based on the VWAP Level of the Index and not on the closing level of the Index. The VWAP
Level of the Index will most likely differ from the closing level of the Index or the IIV.

The coupon payments on the ETNs will be variable and may be zero. The Accrued
Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase.

The Issuer's obligation to repurchase the ETNs is on a weekly basis, and is subject to substantial minimum size restrictions.

You will not know how much you will receive upon early repurchase at the time that you elect we repurchase your ETNs.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section of the relevant product supplement and the
"Selected Risk Considerations" in the relevant pricing supplement.

Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free
866-535-9248.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No.
333-155535

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters. IRS Circular 230 Disclosure: JPMorgan Chase
& Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S.
tax-related penalties. The tax consequences of the ETNs are uncertain.
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